Exhibit 23.1
               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Annual Report on Form 10-KSB, of information contained in our report dated March 20, 2003, relating to the financial statements of Care Concepts I, Inc. as of and for the year ended December 31, 2002, appearing in such 10-KSB.

William J. Hadaway, Certified Public Accountant
Winter Park, Florida
March 24, 2004